Exhibit 99.1

Company Contact:	Investor Relations Contact:
Jim Groh	Matt Hayden/Brett Maas
(843) 342-7809	(843) 272-4653
jim@bakbattery.com	matt@haydenir.com

China BAK Battery Net Income Increases 172%, Revenue
Up 48% for Second Quarter of Fiscal 2006

Company Reports Record Revenue and Profitability

SHENZHEN, China  – May 11, 2006 – China BAK Battery, Inc. (OTC BB: CBBT), one of the largest manufacturers of Lithium Ion (Li-ion) battery cells, today announced financial results for the second fiscal quarter of the Company’s 2006 fiscal year, the quarter ended March 31, 2006.

Recent Achievements and Highlights

•	The Company leveraged its increased manufacturing capacity for battery cells (which is currently at 22 million pieces monthly) to generate record quarterly revenue of $38.2 million.

•

At the end of April, the Company commenced trial production of cylindrical laptop computer battery cells and expects to begin ramping production by June/July. Product samples have been sent to a major OEM for testing, and the Company has received purchase commitments for such cells from customers located in Taiwan. The Company is working diligently to complete the product qualification process, which it expects to result in purchase orders.

•	The Company began mass production of lithium phosphate battery cells for its customer A123Systems.

•

The Company operated its Lithium Polymer line at full capacity, or approximately 1 million cells per month. Lithium polymer batteries are small-format batteries which can be customized in size to a particular application. Typical applications for Lithium Polymer batteries include MP3 players and Bluetooth headsets

•

During the quarter, 44% of the Company’s revenues were derived from OEM customers and 56% was generated by sales to replacement manufacturers. Increasing sales to OEMs is one of BAK’s main objectives for 2006.

•

The election of four additional members to the Company’s board of directors, including members Richard Goodner, Joseph R. Mannes, and Jay J. Shi who are expected to be independent, as well as Huanyu Mao, the Company’s chief technical officer and chief operating officer will become effective on May 12.

Financial Results

For the second fiscal quarter which ended March 31, 2006, the Company reported record revenue of $38.2 million, representing an increase of 47.7 percent compared to the $25.9 million reported in the same period of fiscal year 2005 and a 46.4 percent sequential increase from the first quarter of fiscal year 2006. Gross profits for the second quarter of the fiscal year 2006 were $12.2 million, or 31.9 percent of sales, an increase of 119.2 percent compared to gross profit of $5.6 million, or 21.5 percent of sales, for the same quarter of the prior fiscal year. The Company’s gross profit margin increased sequentially compared to the 27.1 percent gross profit margin from the first quarter of fiscal year 2006. Total operating expenses for the second quarter of fiscal year 2006 were $4.2 million, or 11.1 percent of sales, compared to $2.2 million, or 8.5 percent of sales, for the same quarter of the prior fiscal year. Net income for the 2006 second fiscal quarter was a record $7.0 million, representing a 171.5 percent increase from the $2.6 million of net income reported for the second quarter of fiscal 2005 and an 83.3 percent sequential increase compared to the $3.8 million of net income reported during this fiscal year’s first quarter. Earnings per share for the second quarter of fiscal year 2006 were $0.14 per fully diluted share based on 49.5 million shares, compared to earnings per share of $0.07 per fully diluted share for the same period of the prior fiscal year, based on 38.8 million shares.

Xiangqian Li, the Company’s Chief Executive Officer, commented, “We made further progress in our ongoing effort to increase our manufacturing efficiency, as evidenced by noticeable improvement in our gross margin. Our management team is aggressively pursuing material cost reductions through strategic sourcing initiatives, as well as the influence of our purchasing power to gain the lowest material cost. The success of these initiatives during the first six months of 2006 was especially apparent in our gross margin contribution, as our cost of sales grew at 28.1 percent compared to revenue growth of 47.7 percent compared to the second quarter of fiscal year 2005, resulting in an improvement in our gross margin of more than 10 percent. These improved efficiencies also enabled us to generate record quarterly earnings. The improved absorption of our capacity, driven by a significant increase in our new OEM relationships announced last quarter, contributed to our improved profitability and validates our position as a leading low-cost, high-quality lithium-ion manufacturer.”

For the first six months of fiscal 2006, revenues increased 26.1 percent to $64.3 million, from $51.0 million for the same period last year. Gross profit was $19.2 million, or 29.9 percent of sales, compared to $10.0 million, or 19.5 percent of sales during the first six months of fiscal 2005. Total operating expenses were $8.0 million, or 12.5 percent of sales, an increase of 89.6 percent compared to the $4.2 million, or 8.3 percent of sales, for the first six months of fiscal 2005. Net income for the first six months of fiscal year 2006 was $10.0 million, or $0.20 per fully diluted share (based on 49.5 million shares), compared to net income of $4.4 million, or $0.12 per fully diluted share (based on 35.0 million shares), for the first six months of fiscal year 2005.

Depreciation and amortization for the six months ended March 31, 2006 was $2.6 million. The Company’s cash and restricted cash balances as of March 31, 2006 were $33.2 million, compared to cash and restricted cash of $52.4 million as of September 30, 2005. The Company completed the second quarter of fiscal year 2006 with a current ratio of 1.18 to 1 and $20.8 million in working capital, an increase of 16.1 percent from the $17.9 million in working capital as of the end of the first quarter. Stockholder’s equity increased 14.0 percent to $100.3 million as of March 31, 2006 compared to $88.0 million at the end of fiscal 2005.

Guidance

Mr. Xiangqian Li, the Company’s Chief Executive Officer further commented, “Management is reiterating its expectation in reporting at least a 100 percent increase in net income for fiscal 2006 compared to fiscal 2005, which would equate to net income of approximately $24 million. This quarter provides even further confidence in our ability to achieve this goal and, depending on customer ramp during the second half, we believe the potential exists for the Company to meet or exceed the previously disclosed $27 million make good provision.”

Teleconference Information

Management will conduct a conference call to discuss the Company’s second quarter financial results and provide a corporate update. The conference call will take place at 8:45 a.m. Eastern Time, on Thursday, May 11, 2006. Anyone interested in participating should call 1-888- 417-2310 if calling within the United States or 1-973-935-2981 if calling internationally. There will be a playback available until May 18, 2006. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use pin number 7365494 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at China BAK Battery’s website at www.bak.com.cn/en/. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until June 11, 2006 on either site.

To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About China BAK Battery

China BAK Battery, Inc. is a commercial manufacturer of standard and customized Lithium Ion (Li-ion) rechargeable battery cells for use in various portable electronic applications, including cellular phones, MP3 players, laptop computers, Bluetooth headsets, power tools, and other general industrial applications. BAK utilizes its low-cost, 1.9 million square foot, world class manufacturing operation in Shenzhen, PRC, which was recently expanded to produce new proprietary products. BAK is the largest Li-ion replacement battery cell manufacturers in China and one of the top ten in the world.

Forward-Looking Statements

This press release contains certain statements that may include “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact included herein, are “forward-looking statements” including statements regarding China BAK Battery, Inc. and its subsidiary companies’ business strategies, plans and objectives and statements of non-historical information.  These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties.  These forward looking statements include without limitation the Company’s expectation that net income will increase in fiscal year 2006 by 100% compared to fiscal year 2005, that the Company may meet or exceed the previously disclosed $27 million make good provisions for fiscal year 2006, that the Company expects purchase orders resulting from the product qualification process for its cylindrical laptop computer battery cells, that the Company expects to begin ramping production by June or July of 2006 of its cylindrical laptop computer battery cells, and that the Company can achieve increasing sales to OEMs in 2006.  Although China BAK Battery, Inc.

believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. China BAK Battery, Inc.’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in China BAK Battery, Inc.’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to China BAK Battery, Inc. or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, China BAK Battery, Inc. does not assume a duty to update these forward-looking statements.

Tables To Follow

CHINA BAK BATTERY, INC.
Consolidated Balance Sheets
As of March 31, 2006 and September 30, 2005
(In thousands, except share and per share amounts)

	March 31, 2006	September 30, 2005

	$	$
	Unaudited
Assets
Current Assets
Cash	7,923	33,056
Cash –Restricted	25,245	19,392
Accounts Receivable, Net	50,574	43,380
Inventories	45,916	21,696
Prepaid Expenses	1,638	1,448
Notes Receivable	7,152	484
Accounts Receivable - Related Party	22	272

Total Current Assets	138,470	119,728

Long-Term Assets
Property, Plant, & Equipment	76,458	52,161
Construction in Progress	7,497	17,804
Land Use Rights	3,277	3,247
Less Accumulated Depreciation	(8,509)	(5,874)

Long-term Assets, Net	78,723	67,338

Other Assets
Other Assets	716	567
Intangible Assets, Net	50	53

Total Other Assets	766	620

Total Assets	217,959	187,686

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	30,195	17,837
Bank Loans, Short Term	42,910	39,545
Notes Payable	32,460	29,577
Land Use Rights Payable	2,990	2,963
Construction Costs Payable	3,639	5,242
Customer Deposits	318	655
Accrued Expenses	3,691	3,197
Other Liabilities	1,477	712

Total Current Liabilities	117,680	99,728

CONTINGENCIES AND COMMITMENTS (NOTE 5)
Stockholders’ Equity
Capital Stock-$.001 Par Value; 100,000,000 Shares Authorized; 48,878,396 Shares Issued and Outstanding	49	49
Additional Paid In Capital	69,429	68,013
Accumulated Comprehensive Income	1,224	363
Reserves	5,551	3,689
Retained Earnings	24,026	15,844

Total Stockholders’ Equity	100,279	87,958

Total Liabilities and Stockholders’ Equity	217,959	187,686

CHINA BAK BATTERY, INC.
Consolidated Statements of Operations
For The Three Months Ended March 31, 2006 and 2005
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2006	2005

	$	$
Revenues, Net of Returns	38,219	25,878
Cost of Goods Sold	26,013	20,310

Gross Profit	12,206	5,568

Expenses:
Selling	1,316	1,018
General and Administrative	2,072	723
Research and Development	464	166
Bad Debts	393	294

Total Expenses	4,245	2,201

Operating Income	7,961	3,367
Other Expenses (Income):
Finance Costs	651	572
Other Expenses (Income)	(2)	9

Net Income Before Provision for Income Taxes	7,312	2,786
Provision for Income Tax	345	220

Net Income	6,967	2,566

Net Income Per Common and Common Equivalent Share:
Basic	0.14	0.07

Diluted	0.14	0.07

Weighted Average Shares Outstanding:
Basic	48,878	38,811

Diluted	49,475	38,811

CHINA BAK BATTERY, INC.
Consolidated Statements of Operations
For The Six Months Ended March 31, 2006 and 2005
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended March 31,

	2006	2005

	$	$
Revenues, Net of Returns	64,323	51,005
Cost of Goods Sold	45,078	41,054

Gross Profit	19,245	9,951

Expenses:
Selling	2,540	1,826
General and Administrative	3,877	1,875
Research and Development	959	186
Bad Debts	649	345

Total Expenses	8,025	4,232

Operating Income	11,220	5,719
Other Expenses (Income):
Finance Costs	1,036	962
Other Expenses (Income)	(311)	25

Net Income Before Provision for Income Taxes	10,495	4,732
Provision for Income Tax	451	364

Net Income	10,044	4,368

Net Income Per Common and Common Equivalent Share:
Basic	0.21	0.12

Diluted	0.20	0.12

Weighted Average Shares Outstanding:
Basic	48,878	34,977

Diluted	49,475	34,977